Exhibit 99.1

Argo Group Announces J. Daniel Plants to Step Down from Board of Directors

HAMILTON, Bermuda – February 13, 2023 – Argo Group International Holdings, Ltd. (NYSE: ARGO) (“Argo”) today announced that J. Daniel Plants, a member of the Argo Board of Directors (the “Board”) and Chairman of its Strategic Review Committee, has notified the company of his intention to step down from the Board, effective immediately. Mr. Plants is Founder and Chief Investment Officer of Voce Capital Management LLC (“Voce”), Argo’s largest shareholder. He was appointed to the Board on August 4, 2022.

On February 8, 2023, Argo announced that it entered into a definitive merger agreement whereby Brookfield Reinsurance will acquire Argo in an all-cash transaction valued at $30.00 per common share. In connection with the transaction, Voce entered into a voting and support agreement whereby Voce agreed to vote all of the common shares held by it in favor of the merger and take certain other actions, subject to the terms and conditions of the voting and support agreement. The Brookfield acquisition follows the recent closing, on February 2, 2023, of the sale of Argo Underwriting Agency Limited and its Lloyd’s Syndicate 1200 to Westfield, which had been announced on September 8, 2022.

“Last week’s announcement that Argo will be acquired by Brookfield Reinsurance concludes an intense, and productive, six months since I joined the Board with the stated purpose of assisting in these crucial endeavors. Following the successful completion of Argo’s strategic review process, which resulted in a transaction that maximizes value for all shareholders, now is the right time for me to relinquish my Board seat so that I may redirect my efforts to other priorities,” said Mr. Plants. “I wish my Board colleagues, and the entire Argo team, all the best in their onward journey.”

"Since joining the Board and assuming the role of Chairman of the Strategic Review Committee last year, Dan has been instrumental in helping Argo successfully execute its strategic review process," said Thomas A. Bradley, Argo’s Executive Chairman and Chief Executive Officer. “On behalf of the entire Board, I would like to express our appreciation for his leadership throughout his tenure on the Board and his insights and support over the years as a longtime Argo shareholder."

About Argo

Argo Group International Holdings, Ltd. (NYSE: ARGO) is a U.S. focused underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses. Argo and its insurance subsidiaries are rated ‘A-’ by Standard and Poor’s. Argo’s insurance subsidiaries are rated ‘A-’ by A.M. Best. More information on Argo and its subsidiaries is available at www.argogroup.com.

Contacts:

Investors:
Andrew Hersom
Head of Investor Relations
860-970-5845
andrew.hersom@argogroupus.com

Gregory Charpentier
AVP, Investor Relations and Corporate Finance
978-387-4150
gregory.charpentier@argogroupus.com

Media:
David Snowden
Senior Vice President, Group Communications
210-321-2104
david.snowden@argogroupus.com